EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lund International Holdings, Inc.

We consent to incorporation by reference in the registration statement (File Nos. 33-64083 and 33-37160) on Form S-8 of Lund International Holdings, Inc. of our report dated August 11, 1995, relating to the consolidated statements of earnings, changes in stockholders' equity and cash flows of Lund International Holdings, Inc. and subsidiaries for the year ended June 30, 1995 and the related financial statement schedule as of June 30, 1995 and for the year then ended, which report appears in the June 30, 1997 annual report on Form 10-K of Lund International Holdings, Inc.


                                           /s/ KPMG Peat Marwick LLP
                                           KPMG Peat Marwick LLP



Minneapolis, Minnesota
September 24, 1997